Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES EARNINGS

AUBURN, Alabama, October 12, 2005 – Auburn National Bancorporation, Inc. (the “Company”) reported net income of approximately $1.6 million or $0.42 per share for the third quarter of 2005, which is comparable to approximately $1.6 million, or $0.41 per share, for the third quarter of 2004. The Company’s net income for the nine months ended September 30, 2005 was $4.7 million, or $1.23 per share, compared to $4.6 million, or $1.20 per share for the same period last year.

Results for the nine months ended September 30, 2005, reflect a provision for loan losses of $420 thousand compared to $450 thousand for the same period last year. The current allowance for loan losses is $3.8 million, or 1.37% of total loans outstanding at September 30, 2005, compared to $3.5 million or 1.38% of total loans outstanding at December 31, 2004.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $621 million. The common stock of the company trades on Nasdaq SmallCap market under the symbol of “AUBN.”

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.’s business and financial performance which are not historical facts may constitute “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Special Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.